File Pursuant to Rule 424(b)(3)
Registration Statement No. 333-221595

Prospectus Addendum to

the Prospectus dated November 16, 2017

GLOBAL MEDIUM-TERM NOTES, SERIES C
GLOBAL UNITS, SERIES C

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum and the accompanying prospectus dated November 16, 2017 in connection with market-making transactions of notes or units that were originally issued under a similar prospectus with a date earlier than November 16, 2017. We refer below to such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum and the accompanying prospectus dated November 16, 2017 are used in connection with a market-making transaction, you should note that the accompanying prospectus dated November 16, 2017 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes or units, please note that all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated November 16, 2017.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes or units, together with the accompanying prospectus dated November 16, 2017.

The offered notes or units are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 16, 2017